UNITED STATES

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Virtusa Corporation

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Virtusa Outlines Achievements and Mission-Critical Credentials of Current Board, including Nominees Al-Noor Ramji and Joseph G. Doody

Collective Competencies of Strategically Refreshed Board Reinforce Unnecessary Nature of New Mountain Capital’s (“NMC”) Proxy Contest

Reiterates Board’s Unanimous Recommendation that Shareholders Vote "FOR" the Company's Two Independent and Highly Qualified Director Nominees on the WHITE Proxy Card

SOUTHBOROUGH, Mass. — Aug. 25, 2020 – Virtusa Corporation (NASDAQ GS: VRTU), a leading IT services provider that enables the digital transformation of Global 2000 enterprises by imagining, building and implementing the end-to-end technology solutions that are essential to compete in a digital-first world, today mailed a letter to shareholders in connection with its 2020 Annual Meeting of Stockholders (the "2020 Annual Meeting").

In its letter, the full text of which is below, the Board provided detail around:

•	The deep IT experience, industry pedigree and significant shareholder representation on the Company’s Board;

•	The Board’s efforts to implement and oversee the execution of the Company’s Three Pillar Strategic Plan;

•	The risks inherent in replacing Al-Noor Ramji and Joseph G. Doody, directors with mission-critical experience and credentials, at this important juncture; and,

•	The non-additive nature of NMC’s director candidates to a strategically refreshed Board, its rejection of reasonable settlement offers and its insistence on disproportionate representation.

The Virtusa Board unanimously recommends that shareholders vote on the WHITE proxy card "FOR" the Company’s two independent and highly qualified director nominees, Al-Noor Ramji and Joseph G. Doody, at this year’s 2020 Annual Meeting on October 2, 2020.

Virtusa’s definitive proxy materials, letter to shareholders and other materials regarding the 2020 Annual Meeting can be found on the Company's investor relations webpage.

Dear Fellow Shareholder:

At this year’s Annual Meeting you are being asked to make a choice that could significantly impair your Board and management team’s ability to deliver value to you from the investments Virtusa has made to transform into a Digital Engineering leader. A recent investor, New Mountain Capital (NMC), is trying to force their way into the boardroom with misinformation, after reneging on their prior settlement offer. We urge you to reject this strong-arm tactic, which jeopardizes the progress that has been made at Virtusa, which we believe is poised to deliver significant value for our shareholders.

Over the last several years, the Virtusa Board of Directors and management team have focused on gaining market share, winning and building strong relationships at high-potential accounts and driving organic growth within our Global 2000 client base, all with the goal of delivering long-term sustainable value for shareholders. Today, we have the requisite scale, deep industry and digital engineering expertise and a large number of blue-chip accounts that provide the bedrock for our Three Pillar Strategic Plan. This plan, our secure strategic position and our enviable client roster are the foundation for ensuring short-term success and long-term category leadership. Importantly, it is our plan to deliver strong and sustainable shareholder value.

As a Board, our focus has always been on ensuring the resilience and strength of Virtusa — through any cycle, while delivering for all stakeholders. Executing our plan and holding management accountable are our top priorities, and we value shareholder feedback, fresh and diverse perspectives and healthy debate in the boardroom.

Even amidst the many challenges presented by the global pandemic, the strategic plan and our relentless execution have produced better than expected results against each of the three pillars:

•	As we work toward more profitable revenue growth, the key driver is a larger and higher quality pipeline of digital and cloud transformation engagements. Year-over-year, Virtusa’s global pipeline has more than doubled to $5.2 billion, with digital representing over 70% of the total.

•	Our efforts to diversify our revenue have produced key gains in high-growth industry groups such as Healthcare, Communications and Technology (C&T) and Media and Information. In fiscal 2020, we generated 46% year-over-year growth in Healthcare client revenue and 12% year-over-year growth in C&T industry group revenue.

•	As a result of strong execution against our Three Pillar Strategic Plan and related cost savings initiatives, in the fiscal first quarter of 2021 we delivered gross profit and operating margin performance that exceeded our internal forecasts. We expect operating margins to exceed 9% during the second quarter and be in the low double-digit range by the fiscal third quarter of 2021.

We are delivering on the promise of our plan. As we approach the 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”), we seek your continued support to ensure that our progress is not obstructed by removing two highly qualified directors up for re-election and replacing them with New Mountain candidates who would not substitute for the lost skills and experience of our nominees and whose election would amount to disproportionate representation for a single shareholder.

We urge you to support our two directors up for re-election, Al-Noor Ramji and Joseph Doody, in the proxy contest against New Mountain Capital’s two nominees, for the following key reasons:

•	Both have provided decisive and effective leadership and oversight ensuring strong progress in executing our Three Pillar Strategic Plan through very challenging times.

•	We believe it is not in the best interest of shareholders to elect NMC’s nominees to our Board. NMC is seeking disproportionate board representation, reneged on its own settlement offer that we have been willing to accept, and has conducted a distracting campaign at a time when the Company has been focused on managing through a global pandemic.

•	Our Board has already undergone significant refreshment – five new directors or more than 50% of the Board since 2016 – and currently represents the range of skills and diversity that we need; the NMC nominees do not substitute for the skills and experience of our nominees that would be lost.

The Virtusa Board unanimously recommends that shareholders vote on the WHITE proxy card "FOR" the Company’s two independent and highly qualified director nominees, Al-Noor Ramji and Joseph G. Doody, at this year’s 2020 Annual Meeting on October 2, 2020.

REPLACING MESSRS. RAMJI AND DOODY AT THIS CRITICAL JUNCTURE WOULD BE VALUE-DESTRUCTIVE

Al-Noor Ramji and Joseph Doody, our two highly qualified directors up for re-election, are integral to the execution of our Three Pillar Strategic Plan and bring invaluable knowledge and connections in the rapidly evolving industry and markets in which we operate.

Al-Noor Ramji has played a particularly instrumental role in the formation of the Three Pillar Strategic Plan and Virtusa’s response to the opportunities and challenges presented by the COVID-19 pandemic. Since joining the Board, he has consistently presented critical insights and practical guidance based on a unique depth and breadth of relevant experience, having served in senior executive and CIO roles at Credit Suisse, UBS, Qwest Communications, British Telecom and most recently as the Chief Digital Officer of Prudential. He is a multi-year winner of the CIO 100 Award, CIO Insight IT Leader of the 2009 and the British Computer Society CIO of the Year. His expertise in IT application outsourcing and digital engineering aligns with Virtusa’s core competencies, as does his understanding of how the Global 2000 must undertake digital transformation.

Joseph G. Doody has played an equally important role on the Board, drawing on his extensive experience in the planning, business development and strategic management of complex, global organizations. Mr. Doody most recently served as the Vice Chairman of Staples, one of the largest global office retail leaders, where he led its strategic reinvention and digital transformation. Mr. Doody has particularly relevant expertise in the areas of go-to-market and sales management, the competencies essential to the Three Pillar Strategic Plan’s goals of profitable revenue growth and diversification. His background in international markets, in-depth knowledge of Virtusa’s priority markets and first-hand knowledge of how to achieve balanced client portfolios have also proven to be critical in our strategic planning and implementation efforts.

At a time when expertise and differentiation are of paramount importance to expand Virtusa’s presence in an ever-growing market, Messrs. Ramji and Doody, along with the rest of the Board and management team, possess the necessary skills, credentials, connections, qualifications and vision to continue maximizing value for all of Virtusa’s shareholders and replacing them would be value-destructive.

our board has been strategically refreshed and NMC’s Candidates do not substitute for the skills and experience that we would lose if our two candidates are not elected

Our Board has been consistently and strategically refreshed. Since 2016, we have added five new independent directors, comprising more than 50% of the Board, who continue to provide a fresh perspective and are fully aligned with shareholder interests. In June of this year, we appointed Abidali Neemuchwala, the former CEO of Wipro who led that company’s transformation into a next generation digital-first technology and consulting company, to our Board.

With our settlement offer to accept one of NMC’s candidates, we would have retained both our nominees. NMC’s candidates do not substitute for the skills and experience brought by our two nominees, including deep IT experience and industry pedigree as well as significant shareholder representation. In that regard, we note that Mr. Chintamaneni has no public company board experience and, while having relevant IT industry experience, has in his career primarily had mid-level sales and management roles. Ms. Morrison, while more seasoned, mainly brings skills that are already possessed by the Board.

NMC REBUFFED OUR REASONABLE OFFERS FOR A SETTLEMENT ON TERMS NMC PROPOSED, INSISTING ON DISPROPORTIONATE REPRESENTATION

Your Board has worked diligently to avoid the cost and distraction of a proxy contest and to reach a consensual resolution that is in the best interests of all Virtusa shareholders.

In that light, our attorneys recently proposed to NMC that we appoint Ms. Morrison to the Board to resolve the matter amicably. However, NMC rejected this proposal and their attorneys stated that NMC would settle for one of their candidates being appointed to the Board but that candidate would have to be either Chad Fauser or Mr. Chintamaneni. During these discussions, NMC stated that adding one NMC principal to the Board would be the only substantive requirement for a settlement and that they would prefer not to engage in an expensive proxy contest and therefore would be willing to settle the matter by adding one of their principals to the Board. In response to NMC’s position, our attorneys suggested that Ms. Morrison could be added to the Board currently and the Board could work with NMC to identify and recruit a future candidate that would meet our Board criteria. NMC rejected this offer and, for the first time in the settlement discussions, their attorneys demanded that both of NMC’s candidates, including one of their principals, be added to the Board now. Our attorneys expressed surprise at such a fundamental change in demands by NMC and noted that in line with the prior course of settlement discussions, the Company was now willing to add one NMC principal to the Board in order to settle the matter. NMC rejected this offer despite the fact that it satisfied the settlement demand they had made just a few days before.

We were willing to appoint one candidate from NMC’s slate to the Board to avoid a proxy contest and align 10 percent of our Board’s composition with NMC’s approximately 9 percent investment in the Company. Instead, NMC seeks to control 20 percent of the Board with director candidates who do not bring additive experience or ideas not already encapsulated in our existing Three Pillar Strategic Plan. As such, we do not believe NMC has a plan substantially different from Virtusa beyond gaining disproportionate influence over the Board. Our Board therefore determined that NMC’s latest settlement proposal is not in the best interests of all shareholders.

Furthermore, we believe that changing our Board by electing two designees in response to a proxy contest by NMC (who has reneged on its own offer and rejected our settlement offer to support one of their designees) would be ill-advised during a time when, more than ever a Board aligned in purpose and goals is critical in addressing the ever changing macro conditions facing companies globally.

The Virtusa Board remains open to constructive engagement with NMC as it continues to execute on its value-creating Three Pillar Strategic Plan.

We are confident our director candidates and the Board as a whole have the right expertise to continue guiding Virtusa to long-term success.

We hope we can count on your support and encourage you to vote on the WHITE proxy card and “FOR” Virtusa’s nominees at the upcoming 2020 Annual Meeting.

Sincerely,

The Virtusa Board of Directors

If you have any questions, or need assistance in voting your shares on the WHITE proxy card, please call the firm assisting Virtusa with the solicitation of proxies:
MacKenzie Partners, Inc.
TOLL-FREE at +1 (800) 322-2885 or via Email: VRTU@mackenziepartners.com

About Virtusa

Virtusa Corporation (NASDAQ GS: VRTU) is a leading provider of digital business strategy, digital engineering, and information technology (IT) services and solutions that enable the digital transformation of Global 2000 enterprises by imagining, building and implementing the end-to-end technology solutions that are essential to compete in a digital-first world. Virtusa partners with the leading companies in the Banking, Financial Services, Insurance, Healthcare, Communications, Media, Entertainment, Travel, Manufacturing, and Technology industries.

Virtusa helps its clients accelerate their digital and overall business transformation by providing multi-disciplinary agile teams of consultants, designers, engineers and sophisticated gamified tools. The company integrates its deep domain and digital engineering expertise with proven assets and processes embedded in its unique Digital Transformation Studio model, resulting in a high performance end to end delivery. Its core services include consulting and system design, application engineering, analytics and data, digital process automation, enterprise application integration, cloud services and managed services.

Cautionary Information Regarding Forward-Looking Statements

This communication contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding, management's forecast of financial performance, the impact of the COVID-19 pandemic and related economic conditions on our business and results of operations, the growth of our business and management’s plans, objectives, and strategies, the company’s ability to convert its pipeline into profitable revenue growth, the company’s ability to diversify its portfolio of industries, geographies and accounts, the company’s ability to increase its operating margins, the company’s ability to increase market share as a result of its Three Pillar Strategic Plan, the company’s ability to generate long-term value for its shareholders, the company’s financial performance and the impact of its operational changes, including its completed acquisitions and divestitures, the company’s operating leverage in pursuing growth opportunities, and the company’s upcoming 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”), uncertainties regarding future actions that may be taken by New Mountain in furtherance of its nomination of director candidates for election at the company’s 2020 Annual Meeting. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this communication that are not historical facts, and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “see,” “seeks,” “estimates,” “will,” “should,” “may,” “confident,” “positions,” “look forward to,” and variations of such words or words of similar meaning and the use of future dates. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects and beliefs about the ability of our board of directors and management to execute on our strategy and drive shareholder value, beliefs about the ability of our board of directors and management to make decisions in the best interest of the company and all shareholders, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that these plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, those risks identified in Virtusa’s public filings with the Securities and Exchange Commission (the “SEC”), including Virtusa’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020, and subsequent filings with the SEC. Virtusa disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Important Stockholder Information

Virtusa filed with the Securities and Exchange Commission and mailed to its stockholders a definitive proxy statement and accompanying WHITE proxy cards in connection with the company’s 2020 Annual Meeting. The proxy statement contains important information about the company, the 2020 Annual Meeting and related matters. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT SOLICITATION MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. The company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the company’s stockholders in connection with the matters to be considered at the company’s 2020 Annual Meeting. Information concerning the company’s directors and executive officers is included in the proxy statement. The proxy statement and other relevant solicitation materials (when they become available), and any and all documents filed by the company with the Securities and Exchange Commission, may be obtained by investors and stockholders free of charge on the Securities and Exchange Commission's web site at www.sec.gov. Copies will also be available free of charge on the company's website at www.virtusa.com.

Contacts

Media Contact:

Conversion Marketing

Ron Favali, 727-512-4490

ron@conversionam.com

Joele Frank, Wilkinson Brimmer Katcher

Nick Lamplough / Clayton Erwin

(212) 355-4449

Investor Contact:

ICR

William Maina, 646-277-1236

william.maina@icrinc.com

Additional Investor Contact:

MacKenzie Partners, Inc.

Bob Marese, 212-929-5405

bmarese@mackenziepartners.com